Exhibit 10.3

PROMISSORY NOTE (The “Note”)

Principal Amount: $2,571,885

Date: July 1, 2026

FOR VALUE RECEIVED, the undersigned ("Maker"), promises to pay to the order of William Bartels ("Payee"), or its registered assigns, the principal sum of TWO MILLION FIVE HUNDRED SEVENTY-ONE THOUSAND EIGHT HUNDRED EIGHTY-FIVE DOLLARS ($2,571,885) (the "Principal"), together with interest on the unpaid Principal balance from time to time outstanding at the rate of six percent (6%) per annum (the "Interest Rate"), computed on the basis of a 365-day year and the actual number of days elapsed.

1.     Payment Schedule.

Subject to the terms and conditions of this Note, the Principal shall be due and payable in installments as follows:

(a)  $725,000.00, together with all accrued and unpaid interest thereon, shall be due and payable on the first (1st) anniversary of the date of this Note;

(b)  $725,000.00, together with all accrued and unpaid interest thereon, shall be due and payable on the second (2nd) anniversary of the date of this Note;

(c)  $725,000.00, together with all accrued and unpaid interest thereon, shall be due and payable on the third (3rd) anniversary of the date of this Note; and

(d)  all remaining unpaid Principal, together with all accrued and unpaid interest thereon and any other amounts due hereunder, shall be due and payable in full on the fourth (4th) anniversary of the date of this Note (the "Maturity Date").

Provided, however, all amounts remaining unpaid under the terms of this Note upon the death of Payee shall become due and payable to the designated heirs or beneficiaries of Payee no later than sixty (60) days upon presentation to Maker of

(i) a certified death certificate of Payee, and

(ii) a legally binding document designating the heirs or beneficiaries of Payee.

Further, notwithstanding anything contained above or elsewhere herein to the contrary, in the event of any of the following occurrences, the entire balance (and any accrued interest) due under this Note shall automatically become immediately due and payable to the Payee:

(a)

A transfer, assignment or sale of equal to or greater than fifty percent (50%) of the ownership interests held in Maker or such lesser amount which constitutes a change in voting or management control of Maker as set forth in Maker’s organizational documents;

(b)	A sale of all or substantially all of the assets of Maker;

Each installment payment shall be applied first to accrued and unpaid interest and then to the reduction of outstanding Principal.

2.     Prepayment.

Maker may prepay all or any portion of the outstanding Principal, together with all accrued and unpaid interest on the amount prepaid, at any time and from time to time without premium or penalty, including upon the death of Payee, as set forth in Section 1 above.

3.     Manner of Payment.

All payments of Principal, interest, and other amounts due under this Note shall be made in lawful money of the United States of America, in immediately available funds, to Payee at such address or account as Payee shall designate in writing to Maker from time to time. If any payment date falls on a day that is not a Business Day, the payment shall be due on the next succeeding Business Day. For purposes of this Note, "Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in the State of Utah are authorized or required to be closed.

4.     Events of Default.

Each of the following shall constitute an "Event of Default" hereunder:

(a)   Maker fails to pay any installment of Principal or accrued interest when due under this Note and such failure continues for a period of fifteen (15) business days. No notice of such monetary default shall be required from Payee;

(b)   Maker (i) commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, or other similar law, (ii) consents to the entry of a judgment, decree, or order for relief in an involuntary case or proceeding under any such law, (iii) makes a general assignment for the benefit of creditors, or (iv) takes any corporate or similar action in furtherance of any of the foregoing; or

(c)   an involuntary case or proceeding is commenced against Maker under any applicable bankruptcy, insolvency, reorganization, or other similar law and such case or proceeding is not dismissed within sixty (60) days after its commencement.

Upon the occurrence and continuance of an Event of Default, Payee may, at its option, by written notice to Maker, declare all outstanding Principal and all accrued and unpaid interest thereon to be immediately due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived.

5.     Default Interest.

Upon the occurrence and during the continuance of an Event of Default, interest shall accrue on all outstanding and overdue amounts at a rate per annum equal to the greater of (i) (8%) per annum, or (ii) the maximum rate permitted by applicable Florida law (the "Default Rate").

6.     Waivers.

Maker hereby waives presentment, demand for payment, notice of dishonor, protest, notice of protest, and all other notices or demands in connection with the delivery, acceptance, performance, or default of this Note.

No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right of Payee, nor shall any waiver by Payee of any right hereunder on one occasion be construed as a bar to or waiver of any such right on any future occasion.

Nothing contained in this Note shall create a partnership, joint venture, agency or fiduciary relationship between the Maker and Payee.

7.     Governing Law.

This Note shall be governed by and construed in accordance with the laws of the State of Utah, without regard to its conflict of laws principles. Any action or proceeding arising out of or relating to this Note shall be brought exclusively in the state or federal courts located in Utah, and each Party irrevocably submits to the jurisdiction of such courts.

EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.     Amendment.

This Note may not be modified, amended, or supplemented except by a written instrument signed by Maker and Payee.

9.     Severability.

If any provision of this Note shall be held to be invalid, illegal, or unenforceable in any respect, the remaining provisions hereof shall not be affected or impaired and shall remain in full force and effect.

10.     Successors and Assigns.

This Note shall be binding upon Maker and its successors and assigns. Payee may assign, transfer, or negotiate this Note without the consent of Maker. Maker may not assign its obligations hereunder without the prior written consent of Payee.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

REPOSITRAK, INC.

/s/ John Merrill

Name:	John Merrill

Title:	Chief Financial Officer

Date:	July 1, 2026

William Bartels

/s/ William Bartels

Date:	July 1, 2026